Exhibit 99.1

Computer Programs and Systems, Inc. Announces Second Quarter 2013 Results

Company Announces Regular Quarterly Dividend of $0.51 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--July 25, 2013--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $53.3 million;
  12-month backlog of $158.4 million;
  Earnings per diluted share of $0.77;
  Cash provided by operations of $1.3 million; and
  Quarterly dividend of $0.51 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2013.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.51 (fifty-one cents) per share, payable on August 23, 2013, to stockholders of record as of the close of business on August 8, 2013.

Total revenues for the second quarter ended June 30, 2013, were $53.3 million, compared with total revenues of $45.7 million for the prior-year second quarter. Net income for the quarter ended June 30, 2013, increased 2.7% to $8.5 million, or $0.77 per diluted share, compared with $8.3 million, or $0.75 per diluted share, for the quarter ended June 30, 2012. Cash provided by operations for the second quarter of 2013 was $1.3 million, compared with $3.0 million for the prior-year second quarter. Cash collections for the second quarter ended June 30, 2013, were $46.1 million, compared with cash collections of $44.2 million for the prior-year second quarter.

Total revenues for the six months ended June 30, 2013, were $102.8 million, compared with total revenues of $90.2 million for the prior-year period. Net income for the six months ended June 30, 2013, increased 10.9% to $15.4 million, or $1.39 per diluted share, compared with $13.9 million, or $1.26 per diluted share, for the six months ended June 30, 2012. Cash provided by operations for the first half of 2013 was $6.8 million, compared with $11.5 million for the prior-year period. Cash collections for the first half of 2013 were $89.2 million, compared with cash collections of $88.1 million for the prior-year period.

During 2012, the Company installed systems under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. Although the related system installations were substantially completed during 2012, the total remaining accumulated unrecognized revenue related to such contracts as of June 30, 2013, was approximately $3.8 million.

For the first half of 2013, current financing receivables increased $23.3 million as a result of extended payment terms for new system installations during the first six months of 2013. Under the extended payment terms, payment consideration is being deferred until the earlier of successfully achieving Meaningful Use designation or over a 12-month period beginning two years from the date of installation. Based on its experience with similar installations, the Company anticipates the average payment term of these receivables will be nine months from the date of installation. Revenue for these installations is recognized when the installation is complete.

CPSI’s 12-month backlog as of June 30, 2013, was $158.4 million, consisting of $43.4 million in non-recurring system purchases and $115.0 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s second quarter 2013 conference call will be available on-line at the Company’s website, www.cpsinet.com, on July 26, 2013, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s wholly owned subsidiary, TruBridge, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. CPSI’s staff of over 1,400 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales revenues:
System sales	$22,377	$17,828	$43,099	$34,903
Support and maintenance (1)	17,738	16,879	35,415	33,545
Business management, consulting and managed IT services (1)	13,146	11,024	24,296	21,772
Total sales revenues	53,261	45,731	102,810	90,220

Cost of sales:
System sales	13,084	12,679	26,334	24,579
Support and maintenance (1)	7,160	6,660	14,413	13,526
Business management, consulting and managed IT services (1)	7,541	6,253	14,467	12,709
Total cost of sales	27,785	25,592	55,214	50,814
Gross profit	25,476	20,139	47,596	39,406

Operating expenses:
Sales and marketing	4,135	3,641	7,711	7,281
General and administrative	8,193	6,573	16,628	13,200
Total operating expenses	12,328	10,214	24,339	20,481

Operating income	13,148	9,925	23,257	18,925
Other income	137	190	273	348
Income before taxes	13,285	10,115	23,530	19,273
Provision for income taxes	4,799	1,854	8,101	5,363
Net income	$8,486	$8,261	$15,429	$13,910

Basic earnings per share	$0.77	$0.75	$1.39	$1.26
Diluted earnings per share	$0.77	$0.75	$1.39	$1.26

Weighted average shares outstanding:
Basic	11,080	11,064	11,079	11,063
Diluted	11,080	11,064	11,079	11,063

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	Dec. 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,584	$8,912
Investments	10,686	10,675
Accounts receivable, net of allowance for doubtful accounts of $1,055 and $1,124, respectively	18,783	19,705
Financing receivables, current portion, net	27,961	4,618
Inventories	1,795	1,682
Deferred tax assets	2,939	2,464
Prepaid income taxes	416	1,809
Prepaid expenses and other	913	1,081
Total current assets	65,077	50,946

Financing receivables, net of current portion	1,067	7,863
Property and equipment	27,992	26,528
Accumulated depreciation	(7,932)	(7,498)
Total assets	$86,204	$77,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,844	$2,980
Deferred revenue	9,650	7,453
Accrued vacation	3,828	3,506
Other accrued liabilities	5,700	4,522
Total current liabilities	22,022	18,461

Deferred tax liabilities	2,184	2,176

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,080 and 11,078 shares issued and outstanding	11	11
Additional paid-in capital	33,529	32,848
Accumulated other comprehensive income	14	28
Retained earnings	28,444	24,315
Total stockholders’ equity	61,998	57,202
Total liabilities and stockholders’ equity	$86,204	$77,839

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash Flow Information
Net cash provided by operating activities	$1,254	$2,991	$6,776	$11,542
Net cash used in investing activities	(783)	(1,158)	(2,781)	(2,744)
Net cash used in financing activities	(5,692)	(5,172)	(11,324)	(10,243)

Free Cash Flow
Net cash provided by operating activities	$1,254	$2,991	$6,776	$11,542
Less: Purchases of capital assets	(759)	(1,123)	(2,747)	(1,672)
Free cash flow	$495	$1,868	$4,029	$9,870

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer